Exhibit 10-a

2005 SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN
Adopted:  November 19, 2004
Effective:  November 18, 2005
Amended and Restated:  May 1, 2012

1.	Purpose.

The purpose of the 2005 Supplemental Employee Retirement Plan (the “SERP” or the "Plan") is to provide Participants with retirement benefits to supplement benefits payable pursuant to qualified group pension plans sponsored by AT&T or an affiliate of AT&T.  The Plan is a successor to the AT&T Supplemental Retirement Income Plan (“SRIP”) that was effective January 1, 1984 and which was amended, effective December 31, 2004, to cease accruals so that the benefits payable under the SRIP shall be grandfathered and administered in accordance with the provisions of the SRIP in a manner that does not invoke Section 409A of the Code.

2.	Definitions.

For purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

Administrative Committee. "Administrative Committee" means a Committee, consisting of the SEVP-HR and two or more other members designated by the SEVP-HR, which shall administer the Plan.

Agreement.  "Agreement" means the written agreement entered into between AT&T by its SEVP-HR and a Participant prior to January 1, 2009 to carry out the Plan with respect to such Participant.  No Agreements are necessary for Participants who become eligible to participate in the Plan on or after January 1, 2009.

AT&T.  "AT&T" means AT&T Inc.

Beneficiary.  "Beneficiary" shall mean any beneficiary or beneficiaries designated by the Participant pursuant to the AT&T Rules for Employee Beneficiary Designations as may hereafter be amended from time-to-time ("Rules").  If a Participant fails to execute a Beneficiary designation form with respect to Plan benefits, his or her Beneficiary designation form with respect to his SRIP benefits shall apply with respect to his Plan benefits.  If a Participant fails to execute a Beneficiary designation form with respect to Plan benefits and with respect to SRIP benefits, the default provisions in the Rules shall apply.

CEO or Chief Executive Officer.  “CEO” or “Chief Executive Officer” shall mean the Chief Executive Officer of AT&T.

Disabled or Disability.  “Disabled” or "Disability" means the Participant’s (i) inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident or health plan covering employees of the Participant’s employer.  The Administrative Committee, in its complete and sole discretion, determines whether a Participant is Disabled.  The Administrative Committee may require that the Participant submit to an examination by a competent physician or medical clinic selected by the Administrative Committee.  On the basis of such medical evidence, the determination of the Administrative Committee as to whether or not a Participant is Disabled shall be conclusive.

Earnings.  "Earnings" means for a given calendar year the Participant's: (1) bonus earned as a short term award during the calendar year but not exceeding 200% of the target amount of such bonus (or such other portion of the bonus or target bonus as may be determined by the Human Resources Committee of the Board of AT&T), plus (2) base salary before reduction due to any contribution pursuant to any deferred compensation plan or agreement sponsored by AT&T or an AT&T affiliate, including but not limited to compensation deferred in accordance with Sections 401(k), 125, or 132(f) of the Internal Revenue Code.

Final Average Earnings.  "Final Average Earnings" means the average of the Participant's Monthly Earnings for the thirty-six (36) consecutive months out of the one hundred twenty (120) months next preceding the Participant's Termination of Employment which yields the highest average earnings.  If the Participant has fewer than thirty-six (36) months of employment, the average shall be taken over his or her period of employment.

GAAP Rate.  For a referenced calendar year, "GAAP Rate" means the interest rate used for valuing Plan liabilities on December 31 of the immediately preceding calendar year and for calculating periodic pension expense for the referenced calendar year, both for purposes of AT&T's financial statement reporting requirements.

Human Resources Committee.  “Human Resources Committee” means the Human Resources Committee of the AT&T Inc. Board of Directors.

Immediate Annuity Value of any AT&T or affiliate Qualified Pensions.  “Immediate Annuity Value of any AT&T or affiliate Qualified Pensions” shall have the meaning as provided in Attachment B.

Immediate Annuity Value of SRIP. "Immediate Annuity Value of SRIP" shall have the meaning as provided in Attachment C.

Immediate Annuity Value of any other AT&T or affiliate Non-Qualified Pensions other than SERP. "Immediate Annuity Value of any AT&T or affiliate Non-Qualified Pensions other than SERP" shall have the meaning as provided in Attachment D.

Mid-Career Hire.  “Mid-Career Hire” means an individual whose Service Commencement Date is on or after the individual’s thirty-fifth (35th) birthday.

Monthly Earnings.  "Monthly Earnings" means one-twelfth (1/12) of Earnings.

Mortality Tables.  "Mortality Tables" means the mortality tables as defined by Code Section 417(e) for valuing minimum lump sum benefits payable from qualified pension plans for the referenced period.

Officer. "Officer" shall mean an individual who is designated as an officer level employee for compensation purposes on the records of AT&T.

Participant. "Participant" means:

(a)	Any person who, as of close of business on December 31, 2004, was employed by an AT&T affiliate and was a participant in the SRIP; or

(b)	Any person who was a participant in the SRIP, terminated employment in 2004 and receives Earnings in 2005; or

(c)	An Officer of AT&T or an AT&T affiliate who is designated by the Human Resources Committee as eligible to participate in the Plan.

Notwithstanding the foregoing definition of Participant, the Human Resources Committee, may, at any time and from time to time, exclude any person or group of persons from being a “Participant” under this plan.

An individual’s participation in SERP shall commence as of his or her SERP Effective Date.

Retire or Retirement.  "Retire" or "Retirement" shall mean the Termination of Employment of a Participant for reasons other than death, on or after the earlier of the following dates:  (1) the date the Participant is Retirement Eligible or (2) the date the Participant has attained one of the following combinations of age and service at Termination of Employment:

Years of Service                                                                          Age

25 years or more                                                                50 or older
30 years or more                                                                Any age

Retirement Eligible.  "Retirement Eligible" or "Retirement Eligibility" means that a Participant has attained age 55 and has at least five (5) Years of Service.

Retirement Percent.  "Retirement Percent" means the percent specified in the Agreement with the Participant (if any) which establishes a Target Retirement Benefit (see Section 3.1) as a percentage of Final Average Earnings. For an individual who becomes a Participant on or after January 1, 2006, "Retirement Percent" means 50 percent unless otherwise provided by the Human Resources Committee of the Board of Directors of AT&T.

SERP Effective Date.  “SERP Effective Date” means the date of the written designation of the Participant’s eligibility to participate in SERP, signed by the CEO or authorized by the Human Resources Committee, as required by the Plan.

SEVP-HR.  “SEVP-HR” means AT&T’s Senior Executive Vice President responsible for Human Resources matters.

Supplemental Retirement Income Plan or SRIP.  "Supplemental Retirement Income Plan” or “SRIP" means the AT&T Inc. Supplemental Retirement Income Plan effective January 1, 1984.

Service Commencement Date.  “Service Commencement Date” means the Participant’s employment commencement date with AT&T or any AT&T affiliate, as such date may be adjusted from time-to-time in accordance with rules, policies and procedures generally applied by AT&T to adjust for breaks in service or other periods of time, as reflected in AT&T’s or an AT&T affiliate’s records, all as determined in the discretion of the SEVP-HR.

Service Factor.  "Service Factor" means, unless otherwise agreed in writing by the Participant and AT&T, either (a) a deduction of 1.43 percent, or .715 percent for Mid-Career Hires, multiplied by the number by which (i) thirty-five (or thirty in the case of a Participant who is an Officer) exceeds (ii) the number of Years of Service of the Participant, or (b) a credit of 0.715 percent multiplied by the number by which (i) the number of Years of Service of the Participant exceeds (ii) thirty-five (or thirty in the case of a Participant who is an Officer).  For purposes of the above computation, a deduction shall result in the Service Factor being subtracted from the Retirement Percent whereas a credit shall result in the Service Factor being added to the Retirement Percent.

Termination of Employment.  "Termination of Employment" means the ceasing of the Participant's employment from the AT&T controlled group of companies for any reason whatsoever, whether voluntarily or involuntarily.  A Participant will be deemed to have realized a Termination of Employment at any time that a Participant and the Administrative Committee reasonably anticipate that the bona fide level of services the Participant will perform (whether as an employee or an independent contractor) will be permanently reduced to a level that is less than fifty percent (50%) of the average level of bona fide services the Participant performed during the immediately preceding thirty-six (36) months (or the entire period the Participant has provided services if the Participant has been providing services to the AT&T controlled group of companies less than thirty-six (36) months).

Year.  A "Year" is a period of twelve (12) consecutive calendar months.

Years of Participation.  "Years of Participation" means the number of each complete Years beginning with the Participant’s SERP Effective Date through each annual anniversary of such date.

Years of Service.  "Years of Service" means the number of each complete Years of full-time service as an employee of AT&T or an AT&T affiliate beginning with the Participant’s Service Commencement Date through each annual anniversary of such date, including service prior to the adoption of this Plan. “Years of Service” shall also include, without duplication, (i.) a Participant’s Years of service that are recognized for purposes of the BellSouth Corporation Supplemental Employee Retirement Plan, or (ii.) a Participant’s years of service on the Cingular Wireless payroll during the period beginning on 10/28/01 and ending on or prior to 12/31/04 that were recognized for purposes of the Cingular Wireless SBC Executive Transition Supplemental Retirement Income Plan, but that are not otherwise included pursuant to the immediately preceding sentence.

3.	Plan ("SERP") Benefits.

3.1	SERP Benefit Formula.

With respect to (1) a Participant who was a participant in the SRIP prior to January 1, 1998, or (2) a Participant who, prior to January 1, 1998, was an officer of a Pacific Telesis Group ("PTG") company and became a participant in the SRIP after January 1, 1998, the amount of such Participant’s SERP Benefit is calculated as follows:

   Final Average Earnings
x Revised Retirement Percentage
= Target Retirement Benefit
- Immediate Annuity Value of any AT&T or affiliate Qualified Pensions
- Immediate Annuity Value of any other AT&T or affiliate Non-Qualified Pensions other than the SERP
= Target Benefit
-  Age Discount
= Annual Value of Life with 10 Year Certain SERP Benefit payable as a result of Termination of Employment Before SRIP Reduction
-  Immediate Annuity Value of SRIP
= Annual Value of Life with 10 Year Certain SERP Benefit payable as a result of Termination of Employment

With respect to all other Participants, subject to the provisions of Attachment E, the amount of such Participant’s SERP Benefit is calculated as follows:

    Final Average Earnings
x Revised Retirement Percentage
= Target Retirement Benefit
- Age Discount
= Discounted Target Benefit
        -  Immediate Annuity Value of any AT&T or affiliate Qualified Pensions
- Immediate Annuity Value of SRIP
- Immediate Annuity Value of any other AT&T or affiliate Non-Qualified Pensions other than SERP
= Annual Value of Life with 10 Year Certain SERP Benefit payable as a result of Termination of Employment

Where in both of the above cases the following apply:

(a)	Revised Retirement Percentage = Retirement Percent + Service Factor

(b)	For purposes of determining the Service Factor, the Participant's actual Years of Service as of the date of Termination of Employment, to the day, shall be used.

(c)	For purposes of determining the Final Average Earnings, the Participant's Earnings history as of the date of Termination of Employment shall be used.

(d)
Age Discount means the Participant's SERP Benefit shall be decreased by five-tenths of one percent (.5%) for each month that the date of the Participant’s Termination of Employment precedes the date on which the Participant will attain age 60.

 Notwithstanding the foregoing, if at the time of Termination of Employment the Participant is, or has been within the one year period immediately preceding the Participant's Termination of
 Employment, an Officer with 30 or more Years of Service such Participant's Age Discount shall be zero.

Except to true up for an actual short term award paid following Termination of Employment, there shall be no recalculation of the value of a Participant's SERP Benefit hereunder following a Participant's Termination of Employment.

3.2.  Vesting.

Notwithstanding any other provision of this Plan:

(a)
upon any Termination of Employment of the Participant for a reason other than death or Disability, AT&T shall have no obligation to the Participant under this Plan if the Participant has less than five (5) Years of Service or, for Participants who are informed, in writing, of their SERP eligibility on or after September 28, 2006, less than four (4) Years of Participation, at the time of Termination of Employment; provided, however, for any Participant whose Termination of Employment occurs on September 30,2010 and who timely executes and does not revoke a Release and Waiver in favor of the Company, shall be deemed to satisfy the Years of Service and Years of Participation vesting requirements of this Section as of their Termination of Employment; and

(b)
the terms and conditions set forth in Section 8.2 shall apply to any benefits accrued on or after January 1, 2010, and in order for a Participant to accrue (or collect) such Plan benefits on or after January 1, 2010, the Participant must comply with the terms and conditions set forth in Section 8.2.

4.	Election and Form of Distribution of SERP Benefits.

4.1	Normal Form.

The normal form of a Participant's benefits hereunder shall be a Life with 10-Year Certain Benefit as described in Section 4.2(a).

4.2	Election Alternatives.

Notwithstanding the normal form for distribution of a Participant’s SERP Benefits, a Participant may elect one of the following Benefit Payout Alternatives:

(a)
Life with a 10-Year Certain Benefit.  An annuity payable during the longer of (i) the life of the Participant or (ii) the 10-year period commencing on the Participant’s Termination of Employment and ending on the day next preceding the tenth anniversary of such date (the "Life With 10-Year Certain Benefit").  If a Participant who is receiving a Life with 10-Year Certain Benefit dies prior to the expiration of the 10-year period described in this Section 4.2(a), the Participant's Beneficiary shall be entitled to receive the remaining Life With 10-Year Certain Benefit installments which would have been paid to the Participant had the Participant survived for the entire such 10-year period.

(b)
Joint and 100% Survivor Benefit.  A joint and one hundred percent (100%) survivor annuity payable for life to the Participant and at his or her death to his or her Beneficiary, in an amount equal to one hundred percent (100%) of the amount payable during the Participant's life, for life (the "Joint and 100% Survivor Benefit").

(c)
Joint and 50% Survivor Benefit.  A joint and fifty percent (50%) survivor annuity payable for life to the Participant and at his or her death to his or her Beneficiary, in an amount equal to fifty percent (50%) of the amount payable during the Participant's life, for life (the "Joint and 50% Survivor Benefit").

(d)
Lump Sum Benefit.  A lump sum benefit, which shall apply only if the Participant has attained the age of fifty-five (55) years as of his or her Termination of Employment.  If a Participant elects a lump sum benefit but realizes a Termination of Employment prior to attaining age fifty-five (55), the Participant’s SERP Benefit shall be paid as provided in Section 4.2(a), 4.2(b) or 4.2(c), as elected or deemed elected by the Participant.

The Benefit Payout Alternatives described in Section 4.2(b), 4.2(c) and 4.2(d) shall be the actuarially determined equivalent (using the same reasonable actuarial assumptions and methods for valuing each Benefit Payout Alternative as determined by the SEVP-HR in his or her complete and sole discretion) of the Life With 10-Year Certain Benefit that is converted by such election.  The amount of a Participant's lump sum benefit shall be calculated as of the Participant's Termination of Employment by applying the Mortality Tables and the GAAP Rate, both as in effect for the calendar year immediately preceding the calendar year of the Participant’s Termination of Employment, but using the Participant’s age, Years of Service and other factors as of the Participant’s Termination of Employment.

4.3	Distribution Election.

(a)
Individual Who Is A Participant On or Before December 31, 2008.  An individual who was a Participant on or before December 31, 2008 may make an irrevocable election of a Benefit Payout Alternative before the earlier of December 31 of the year immediately preceding his or her Termination of Employment or December 31, 2008 by delivery of such election, in writing, telecopy, email or in another electronic format, pursuant to or as instructed by the SEVP-HR (as determined by the SEVP-HR in his or her sole and absolute discretion).

(b)
Individual Who Becomes A Participant After December 31, 2008.  An individual who becomes a Participant after December 31, 2008 may make an irrevocable election of a Benefit Payout Alternative no later than the thirtieth (30th) day immediately following the Participant’s SERP Effective Date by delivery of such election in writing, telecopy, email or in another electronic format, pursuant to or as instructed by the SEVP-HR (as determined by the SEVP-HR in his or her sole and absolute discretion).

(c)
Failure to Timely Make a Distribution Election.  If a Participant fails to make a timely election of a Benefit Payout Alternative as provided in Section 4.3(a) or 4.3(b), such Participant shall be deemed to have elected and such Participant's form of benefit shall be the Life With 10-Year Certain Benefit described in Section 4.2(a).

(d)
Death of or Divorce from Annuitant During Participant’s Lifetime.  Notwithstanding any other provision of this Plan to the contrary, in the event of the death of a designated annuitant during the life of the Participant, the Participant's election to have a Benefit Payout Alternative described in Section 4.2(b) or 4.2(c) shall, without any action by the Participant, be revoked, and the Participant’s benefit, or remaining benefit, under the Plan, as the case may be, shall be paid as provided in Section 4.2(a).  Any conversion of benefit from one form to another pursuant to the provisions of this paragraph shall use the same reasonable actuarial assumptions and methods for valuing each annuity form of benefit before and after the death of the designated annuitant and shall be subject to actuarial adjustment (as determined by the SEVP-HR in his or her complete and sole discretion) such that the Participant's new benefit is the actuarial equivalent of the Participant's remaining prior form of benefit.  Payments pursuant to Participant's new form of benefit shall be effective commencing with the first monthly payment for the month following the death of the annuitant.

 Notwithstanding any other provision of this Plan to the contrary, in the event of the divorce or legal separation of the Participant, the Participant’s election to have a Benefit Payout
 Alternative described in Section 4.2(b) or 4.2(c), with a survivor annuity for the benefit of the Participant's former spouse as Beneficiary, shall, without any action by the Participant, be revoked, and the Participant's benefit, or remaining benefit, under the Plan, as the case may be, shall be paid as provided in Section 4.2(a) (using the same reasonable actuarial assumptions and methods for valuing each annuity form of benefit before and after the divorce or legal separation  and shall be subject to actuarial adjustment (as determined by the SEVP-HR in his or her complete and sole discretion).  In such event, the 10-Year period as described in Section 4.2(a) shall be the same 10-year period as if such form of benefit was the form of benefit originally selected and the expiration date of such period shall not be extended beyond its original expiration date.  Payments pursuant to Participant’s new form of benefit shall be effective commencing with the first monthly payment following notice from the Participant to the SEVP-HR after the divorce (or legal separation) becomes final.

(e)
Special Provisions for Lump Sum Benefit Election.  A Participant who elects a lump sum benefit under Section 4.2(d) must, contemporaneous with such Lump Sum Benefit election, elect a specific number of year(s), not to exceed twenty (20) years, following his or her Termination of Employment upon which the lump sum benefit (including any interest accrued thereon) shall be distributed; provided, however,

(i)
the Participant may not receive more than thirty percent (30%) of his or her lump sum benefit (excluding any interest thereon) until the third (3rd) anniversary of his or her Termination of Employment; provided, however, if the Participant is age sixty (60) or older as of his or her Termination of Employment, the Participant, if elected in his or her timely filed election of a Benefit Payout Alternative, may receive one hundred percent (100%) of his or her lump sum benefit upon the day that is six (6) months following his or her Termination of Employment if he or she agrees, in writing, substantially in the form provided in Attachment A, not to compete with an Employer Business within the meaning of Section 8.2 for a period of three (3) years from such Participant’s Termination of Employment and further agrees that if he or she fails to abide by such agreement, the non-compete agreement is challenged, or the non-compete agreement is unenforceable, he or she shall forfeit all benefits hereunder and repay the lump sum benefit to AT&T; and

(ii)
prior to distribution of the Participant’s lump sum benefit, interest on such lump sum benefit shall accrue and shall be added to the Participant’s lump sum benefit or distributed monthly, as elected by the Participant in his or her election of a Benefit Payout Alternative.

A Participant’s lump sum benefit payment schedule must comply with the rules for payment schedules as adopted by the SEVP-HR (as determined by the SEVP-HR in his or her sole and absolute discretion), which, for example, may require payment of principal to be made no more frequently than once per calendar year.

If the payment schedule elected by a Participant does not comply with the rules for payment schedules, (i) thirty percent (30%) of such Participant’s lump sum benefit shall be paid to the Participant upon the date that is six (6) months following the Participant’s Termination of Employment, and (ii) the remaining seventy percent (70%) shall be paid to the Participant on the third (3rd) anniversary of such Participant’s Termination of Employment.

(f)
Lump Sum Benefit or Frozen Account Balance.  From and after a Participant’s Termination of Employment, the SEVP-HR shall maintain records of a lump sum benefit account balance for each Participant who elected a lump sum benefit.  During such period of time that all or any portion of a Participant’s lump sum benefit is not paid, interest shall be credited using the same methodology used by AT&T for financial accounting purposes using the GAAP Rate that was used to calculate such Participant’s lump sum benefit.  Payments of principal and interest shall be deducted from the lump sum benefit account balance.

A Participant whose employment has not terminated may change a prior distribution election at any time on or before December 31, 2008, provided, however, if the Participant’s employment terminates for any reason in the calendar year in which the new distribution election is filed, such new election shall be null and void.  In the event the Participant’s new election is null and void, the Participant’s prior election, if any, shall apply.  If there is no prior election, the Plan’s default distribution provisions shall apply.

5.	Death or Disability Benefits.

5.1	Death Following Termination of Employment.

If a Participant who has commenced payment of his or her SERP benefit hereunder dies, his or her Beneficiary shall be entitled to receive the remaining SERP benefit in accordance with the Benefit Payout Alternative elected or deemed elected by the Participant.

5.2	Death Prior to Termination of Employment.

If a Participant dies prior to his or her Termination of Employment, a pre-retirement death benefit will be calculated and paid as though the Participant had Retired  (determined without regard to the 5 Years of Service or the 4 Years of Participation requirements) on the day prior to the date of death.  The pre-retirement death benefit shall be paid at such time and in such form as timely elected or deemed elected by the Participant; provided, if the Participant elected or is deemed to have elected any form of an annuity, such pre-retirement death benefit shall be paid as a Beneficiary Life Annuity (as such term is hereinafter described) based on the life expectancy of the Beneficiary, and, if the Participant elected or is deemed to have elected a Life with a 10-Year Certain Benefit, such Beneficiary Life Annuity shall continue for the longer of (i) the Beneficiary’s life, or (ii) the 10 year period commencing on the Participant’s death.  If paid as a Beneficiary Life Annuity, such benefit shall be the actuarially determined equivalent using the same reasonable actuarial assumptions and methods (as determined by the SEVP-HR in his or her complete and sole discretion) of the Life With 10-Year Certain Benefit that would have been paid to the Participant had he or she Retired on the day immediately prior to his or her death.  If the Participant had timely elected and qualified to receive a Lump Sum Benefit, it shall be calculated in the same manner as provided in Section 4.2 as if the Participant were alive; e.g., calculated as of the Participant's death applying the Mortality Tables and the GAAP Rate, both as in effect for the calendar year immediately preceding the calendar year of the Participant’s death, but using the Participant’s age, Years of Service and other factors as of the Participant’s date of death.

5.3	Disability.

Upon a Participant's Termination of Employment and contemporaneous qualification for receipt of long term disability benefits under an AT&T or AT&T affiliate sponsored long term disability benefit plan in which the Participant participates prior to being Retirement Eligible (without regard to the 5 Years of Service or 4 Years of Participation requirements), the Participant will continue to accrue Years of Service during such disability until the earliest of his or her:

(a)	Recovery from Disability,

(b)	Retirement (determined without regard to the 5 Years of Service or 4 Years of Participation requirements), or

(c)	Death.

Upon the occurrence of either (a) Participant's recovery from Disability prior to his or her Retirement Eligibility if Participant does not return to employment, or (b) Participant's Retirement (determined without regard to the 5 Years of Service or 4 Years of Participation requirements), the Participant shall be entitled to receive a SERP Benefit as if he or she realized a Termination of Employment as of the date of such occurrence.

For purposes of calculating the foregoing benefit, the Participant's Final Average Earnings shall be determined using his or her Earnings history as of the date of his or her Disability.

If a Participant who continues to have a Disability dies prior to his or her Retirement Eligibility (without regard to the 5 Years of Service or 4 Years of Participation requirements), the Participant will be treated in the same manner as if he or she had died while in employment (See Section 5.2).

6.  Payment of Benefits.

6.1	Commencement of Payments.

(a)
Except as provided in Section 5.3, benefit payments shall commence pursuant to the Benefit Payout Alternative elected by the Participant in his or her Agreement on the date that is six (6) months following his or her Termination of Employment; provided, however, if the Participant dies after Termination of Employment and prior to the lapse of such six (6) month period, benefit payments shall commence upon the Participant’s death.  If a Participant elected (or is deemed to have elected) an annuity form of benefit under Section 4.2(a), 4.2(b) or 4.2(c), the aggregate monthly amount that would be paid between the Participant’s Termination of Employment through the date that benefit payments actually commence, shall be paid in a lump sum on the date that benefit payments actually commence hereunder.  In addition, during the period of time between a Participant’s Termination of Employment and the date that annuity payments hereunder actually commence, interest shall be credited on the withheld annuity amounts for such period of time that each annuity payment is withheld.  The credited interest shall be paid in a lump sum on the date that payments hereunder actually commence.  Interest shall be credited using the GAAP Rate in effect for the calendar year immediately preceding the calendar year of the Participant’s Termination of Employment.

(b)
Notwithstanding the designation of a specific date for commencement of payment of a distribution hereunder, commencement of payments under this Plan may be delayed for administrative reasons in the discretion of the SEVP-HR, but shall begin not later than sixty (60) days following the date upon which payment(s) would otherwise commence under this Plan. A Participant shall not have the right to designate or participate in the decision as to the taxable year of benefit commencement.

6.2	Withholding; Unemployment Taxes.

(a)
A payment may be made from the Plan to reflect the payment of state, local, or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to a Participant (the “State, Local, or Foreign Tax Amount”).  Such payment may not exceed the amount of such taxes due as a result of participation in the Plan.  Such payment may be made by distributions to the Participant in the form of withholding pursuant to provisions of applicable state, local, or foreign law or by distribution directly to the Participant.  Additionally, a payment may be made from the Plan to pay the income tax at source on wages imposed under Code Section 3401 as a result of the payment of the State, Local, or Foreign Tax Amount and to pay the additional income tax at source on wages attributable to such additional Code Section 3401 wages and taxes.  However, the total payment under this Section 6.2(a) shall not exceed the aggregate of the State, Local, or Foreign Tax Amount and the income tax withholding related to such State, Local, or Foreign Tax Amount.

(b)
A payment may be made from the Plan to pay the Federal Insurance Contributions Act tax imposed by Code Sections 3101, 3121(a), and 3121(v)(2) on compensation deferred under the Plan (the “FICA Amount”).  Additionally, a payment may be made from the Plan to pay the income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of the FICA Amount and to pay the additional income tax at source on wages attributable to the pyramiding section 3401 wages and taxes.  However, the total payment under this Section 6.2(b) shall not exceed the aggregate of the FICA Amount and the income tax withholding related to such FICA Amount.

6.3	Recipients of Payments; Designation of Beneficiary.

 All payments to be made under the Plan shall be made to the Participant during his or her lifetime, provided that if the Participant dies prior to the completion of such payments, then all subsequent payments under the Plan shall be made to the Participant's Beneficiary or Beneficiaries.

 In the event of the death of a Participant, distributions/benefits under this Plan shall pass to the Beneficiary (ies) designated by the Participant in accordance with this Plan and the Rules.

6.4	No Other Benefits.

 No benefits shall be paid hereunder to the Participant or his or her Beneficiary except as specifically provided herein.

6.5	Small Benefit.

 Notwithstanding any election made by the Participant, the SEVP-HR in his or her sole discretion may pay any benefit in the form of a lump sum payment if (A) the lump sum equivalent amount is or would be less than the applicable dollar amount under Code Section 402(g)(1)(B) when payment of such benefit would otherwise commence, and (B) the payment of the lump sum equivalent amount results in the termination and liquidation of the entirety of the Participant’s interest under the Plan and under any other plan that is considered a single nonqualified deferred compensation plan under Treasury
 Regulations Section 1.409A-1(c)(2).

7.  Conditions Related to Benefits.

7.1	Administration of Plan.

 The Administrative Committee and the SEVP-HR with respect to specific functions identified in the Plan, shall be the sole administrators of the Plan and will, in their discretion, administer, interpret, construe and apply the Plan in accordance with its terms.  The Administrative Committee or the SEVP-HR shall further establish, adopt or revise such rules and regulations as each may deem necessary or advisable for the administration of the Plan.  The Administrative Committee shall serve as the Plan’s “administrator” within the meaning of the Employee Retirement Income Security Act of 1974, as
 amended, and regulations thereunder (“ERISA”). All decisions of the Administrative Committee or the SEVP-HR shall be final and binding unless the Board of Directors should determine otherwise.

7.2	No Right to AT&T Assets.

 Neither a Participant nor any other person shall acquire by reason of the Plan any right in or title to any assets, funds or property of any AT&T company whatsoever including, without limiting the generality of the foregoing, any specific funds or assets which AT&T, in its sole discretion, may set aside in anticipation of a liability hereunder, nor in or to any policy or policies of insurance on the life of a Participant owned by AT&T.  No trust shall be created in connection with or by the execution or adoption of this Plan or any Agreement, and any benefits which become payable hereunder shall be paid from the general assets of AT&T.  A Participant shall have only a contractual right to the amounts, if any, payable hereunder unsecured by any asset of AT&T.

7.3	Trust Fund.

 AT&T shall be responsible for the payment of all benefits provided under the Plan.  At its discretion, AT&T may establish one or more trusts, for the purpose of providing for the payment of such benefits.  Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of AT&T's creditors.  To the extent any benefits provided under the Plan are actually paid from any such trust, AT&T shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by AT&T.

7.4	No Employment Rights.

 Nothing herein shall constitute a contract of continuing employment or in any manner obligate any AT&T company to continue the service of a Participant, or obligate a Participant to continue in the service of any AT&T company and nothing herein shall be construed as fixing or regulating the compensation paid to a Participant.

7.5	Modification or Termination of Plan.

 This Plan may be modified or terminated at any time in accordance with the provisions of AT&T's Schedule of Authorizations.  A modification may affect present and future Participants, provided that any
 prospective amendment or restatement of the Plan shall not apply to any benefits accrued prior to such amendment or restatement.   AT&T also reserves the sole right to terminate at any time any or all
 Agreements.  In the event of termination of the Plan or of a Participant's Agreement, a Participant shall be entitled to benefits hereunder, if prior to the date of termination of the Plan or of his or her
 Agreement, such Participant has attained 5 Years of Service and, if applicable, 4 Years of Participation, in which case, regardless of the termination of the Plan/Participant's Agreement, such Participant shall be entitled to benefits at such time as provided in and as otherwise in accordance with the Plan and his or her Agreement, provided, however, a Participant's benefit shall be computed as if the
 Participant had realized a Termination of Employment as of the date of termination of the Plan or of his or her Agreement; provided further, however, a Participant's service subsequent to Plan/Agreement termination shall be recognized for purposes of reducing or eliminating the Age discount provided for by Section 3.1(d).  No amendment, including an amendment to this Section 7.5, shall be effective, without the written consent of a Participant, to alter, to the detriment of such Participant, the benefits described in this Plan as applicable to such Participant as of the effective date of such amendment.  For purposes of this Section 7.5, an alteration to the detriment of a Participant shall mean a reduction in the amount payable hereunder to a Participant to which such Participant would be entitled if such Participant realized a Termination of Employment at such time, or any change in the form of benefit payable hereunder to a Participant to which such Participant would be entitled if such
 Participant realized a Termination of Employment at such time.  Any amendment which reduces a Participant's benefit hereunder to adjust for a change in his or her pension benefit resulting from an amendment to any company-sponsored defined benefit pension plan which changes the pension benefits payable to all employees, shall not require the Participant's consent.  Written notice of any amendment shall be given to each Participant.

7.6	Offset.

 If at the time payments or installments of payments are to be made hereunder, a Participant or his or her Beneficiary or both are indebted to AT&T or any AT&T affiliate as a result of debt incurred in the ordinary course of the employment relationship between the Participant and the AT&T company, then, annually, up to $5,000 of the payments remaining to be made to the Participant or his or her
 Beneficiary or both, may, at the discretion of the SEVP-HR, be reduced by the amount of such indebtedness; provided, however, that the reduction must be made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant or his or her Beneficiary; provided, further, however, that an election by the Board of Directors not to reduce any such payment or payments shall not constitute a waiver of such AT&T company's claim for such indebtedness.

7.7	Change in Status.

 In the event of a change in the employment status of a Participant to a status in which he is no longer an Participant, the Participant shall immediately cease to be eligible for any benefits under this Plan except such benefits as had previously vested.  Only Participant's Years of Service and Earnings history prior to the change in his employment status shall be taken into account for purposes of determining Participant's vested benefits hereunder.

8.  Miscellaneous.

8.1	Nonassignability.

 Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt of the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable.  No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

8.2	Non-Competition.

 AT&T would be unwilling to provide Plan benefits but for the loyalty conditions and covenants set forth in this Section 8.2, and the conditions and covenants herein are a material inducement to AT&T’s willingness to sponsor the Plan and to offer Plan benefits for the Participants on or after January 1, 2010.  Accordingly, as a condition of accruing and/or receiving any Plan benefits on or after January 1,
 2010, each Participant is deemed to agree that he shall not, without obtaining the written consent of AT&T in advance, participate in activities that constitute engaging in competition with AT&T or engaging in conduct disloyal to AT&T, as those terms are defined in this Section 8.2.  Further, notwithstanding any other provision of this Plan, all benefits provided under the Plan with respect to a
 Participant shall be subject to the enforcement provisions of this Section 8.2 if the Participant, without the consent of AT&T, participates in an activity that constitutes engaging in competition with
 AT&T or engaging in conduct disloyal to AT&T, as so defined below.  Furthermore, for benefits accrued before January 1, 2010, the provisions of this Section 8.2 as in effect immediately before such date shall also be applicable to the Participant’s Plan benefits, with such provisions and those herein being each separately applicable and effective.

(a)	Definitions. For purposes of this Section 8.2 and of the Plan generally:

(i)	an “Employer Business” shall mean AT&T, any subsidiary of AT&T, or any business in which AT&T or a subsidiary or affiliated company of AT&T has a substantial interest or joint venture interest;

(ii)
“engaging in competition with AT&T” shall mean, while employed by an Employer Business or within two (2) years after the Participant’s Termination of Employment, engaging by the Participant in any business or activity in all or any portion of the same geographical market where the same or substantially similar business or activity is being carried on by an Employer business.  “Engaging in competition with AT&T” shall not include owning a nonsubstantial publicly traded interest as a shareholder in a business that competes with an Employer Business. However, “engaging in competition with AT&T shall include representing or providing consulting services to, or being an employee or director of, any person or entity that is engaged in competition with any Employer Business or that takes a position adverse to any Employer Business.

(iii)
“engaging in disloyal conduct disloyal to AT&T” means, while employed by an Employer Business or within two  (2) years after the Participant’s Termination of Employment, (i) soliciting for employment or hire, whether as an employee or as an independent contractor, for any business in competition with an Employer Business, any person employed by AT&T or its affiliates during the one (1) year prior to Participant’s Termination of Employment, whether or not acceptance of such position would constitute a breach of such person’s contractual obligations to AT&T and its affiliates; (ii) soliciting, encouraging, or inducing any vendor or supplier with which Participant had business contact on behalf of any Employer Business during the two (2) years prior to Participant’s Termination of Employment, to terminate, discontinue, renegotiate, reduce, or otherwise cease or modify its relationship with AT&T or its affiliate; or (iii) soliciting, encouraging, or inducing any customer or active prospective customer with whom Participant had business contact, whether in person or by other media (“Customer”), on behalf of any Employer Business during the two (2) years prior to Participant’s Termination of Employment, to terminate, discontinue, renegotiate, reduce, or otherwise cease or modify its relationship with any Employer Business, or to purchase competing goods or services from a business competing with any Employer Business, or accepting or servicing business from such Customer on behalf of himself or any other business.  “Engaging in conduct disloyal to AT&T” also means, disclosing Confidential Information to any third party or using Confidential Information, other than for an Employer Business, or failing to return any Confidential Information to the Employer Business following termination of employment.

(iv)
“Confidential Information” shall mean all information belonging to, or otherwise relating to, an Employer Business, which is not generally known, regardless of the manner in which it is stored or conveyed to Participant, and which the Employer Business has taken reasonable measures under the circumstances to protect from unauthorized use or disclosure.  Confidential Information includes trade secrets as well as other proprietary knowledge, information, know-how, and non-public intellectual property rights, including unpublished or pending patent applications and all related patent rights, formulae, processes, discoveries, improvements, ideas, conceptions, compilations of data, and data, whether or not patentable or copyrightable and whether or not it has been conceived, originated, discovered, or developed in whole or in part by Participant.  For example, Confidential Information includes, but is not limited to, information concerning the Employer Business’ business plans, budgets, operations, products, strategies, marketing, sales, inventions, designs, costs, legal strategies, finances, employees, customers, prospective customers, licensees, or licensors; information received from third parties under confidential conditions; or other valuable financial, commercial, business, technical or marketing information concerning the Employer Business, or any of the products or services made, developed or sold by the Employer Business.  Confidential Information does not include information that (i) was generally known to the public at the time of disclosure; (ii) was lawfully received by Participant from a third party; (iii) was known to Participant prior to receipt from the Employer Business; or (iv) was independently developed by Participant or independent third parties; in each of the foregoing circumstances, this exception applies only if such public knowledge or possession by an independent third party was without breach by Participant or any third party of any obligation of confidentiality or non-use, including but not limited to the obligations and restrictions set forth in this Plan.

(b)
Forfeiture of Benefits.  A Participant’s right to receive benefits accrued on or after January 1, 2010 shall terminate and no benefits accrued on or after January 1, 2010 shall be provided under this Plan if the Administrative Committee determines that, within the time period and without the written consent specified, Participant has been either engaging in competitive activity with AT&T or engaging in conduct disloyal to AT&T.

(c)
Equitable Relief.  The parties recognize (i) that any Participant’s breach of any of the covenants in this Section 8.2 will cause irreparable injury to AT&T, and will represent a failure of the consideration under which AT&T (in its capacity as creator and sponsor of the Plan) agreed to provide the Participant with the opportunity to accrue or receive Plan benefits on and after January 1, 2010, and (ii) that monetary damages would not provide AT&T with an adequate or complete remedy that would warrant AT&T’s continued sponsorship of the Plan and payment of Plan benefits for all Participants.  Accordingly, in the event of a Participant’s actual or threatened breach of covenants in this Section 8.2, the Administrative Committee, in addition to all other rights and acting as a fiduciary under ERISA on behalf of all Participants, shall have a fiduciary duty (in order to assure that AT&T receives fair and promised consideration for its continued Plan sponsorship and funding) to seek an injunction restraining the Participant from breaching the covenants in this Section 8.2.  To enforce its repayment rights with respect to a Participant, the Plan shall have a first priority, equitable lien on all Plan benefits that are paid to the Participant.  In addition, AT&T shall pay for any Plan expenses that the Administrative Committee incurs hereunder, and shall be entitled to recover from the Participant its reasonable attorneys’ fees and costs incurred in obtaining such injunctive remedies.  In the event the Administrative Committee succeeds in enforcing the terms of this Section through a written settlement with the Participant or a court order granting an injunction hereunder, the Participant shall be entitled to collect Plan benefits prospectively, if the Participant is otherwise entitled to such benefits, net of any fees and costs assessed pursuant hereto (which fees and costs shall be paid to AT&T as a repayment on behalf of the Participant), provided that the Participant complies with said settlement or injunction.

(d)
Uniform Enforcement.  In recognition of AT&T’s need for nationally uniform standards for the Plan administration, it is an absolute condition in consideration of any Participant’s accrual or receipt of benefits under the Plan on or after January 1, 2010 that each and all of the following conditions apply to all Participants and to any benefits that are accrued on or after January 1, 2010 and that are thereafter paid or are payable under the Plan:

(i)
ERISA shall control all issues and controversies hereunder, and the Administrative Committee shall serve for purposes hereof as a “fiduciary” of the Plan and as its “named fiduciary” within the meaning of ERISA.

(ii)
All litigation between the parties relating to this Section shall occur in federal court, which shall have exclusive jurisdiction, any such litigation shall be held in the United States District Court for the Northern District of Texas, and the only remedies available with respect to the Plan shall be those provided under ERISA.

(iii)
If the Administrative Committee determines in its sole discretion either (I) that AT&T or its affiliate that employed the Participant terminated the Participant’s employment for cause, or (II) that equitable relief enforcing the Participant’s covenants under this Section 8.2 is either not reasonably available, not ordered by a court of competent jurisdiction, or circumvented because the Participant has sued in state court, or has otherwise sought remedies not available under ERISA, then in any and all of such instances the Participant shall not be entitled to collect any Plan benefits accrued on or after January 1, 2010, and if any such Plan benefits have been paid to the Participant, the Participant shall immediately repay all such Plan benefits to the Plan (which shall be used to pay Plan administrative expenses or Plan benefits) upon written demand from the Administrative Committee.  Furthermore, the Participant shall hold AT&T and its affiliates harmless from any loss, expense, or damage that may arise from any of the conduct described in clauses (I) and (II) hereof.

8.3	Notice.

 Any notice required or permitted to be given to the Administrative Committee or the SEVP-HR under the Plan shall be sufficient if in writing and hand delivered, or sent by certified mail, to the principal office of AT&T, directed to the attention of the SEVP-HR.  Any notice required or permitted to be given to a Participant shall be sufficient if in writing and hand delivered, or sent by certified mail, to
 Participant at Participant's last known mailing address as reflected on the records of his or her employing company or the company from which the Participant incurred a Termination of Employment, as applicable.  Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or on the receipt for certification.

8.4	Validity.

 In the event any provision of this Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this plan.

8.5	Applicable Law.

 This Plan shall be governed and construed in accordance with ERISA, and the laws of the State of Texas to the extent not preempted by ERISA.

9.  Claims and Appeal.

9.1	Claims.

 A person who believes that he or she is being denied a benefit to which he or she is entitled under this Plan (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the
 Executive Compensation Administration Department, setting forth his or her claim. The request must be addressed to the AT&T Executive Compensation Department at its then principal place of business.

9.2	Claim Decision.

 Upon receipt of a claim, the AT&T Executive Compensation Department shall review the claim and provide the Claimant with a written notice of its decision within a reasonable period of time, not to exceed ninety (90) days, after the claim is received. If the AT&T Executive Compensation Department determines that special circumstances require an extension of time beyond the initial ninety (90)-day claim review period, the AT&T Executive Compensation Department shall notify the Claimant in writing within the initial ninety (90)-day period and explain the special circumstances that require the extension and state the date by which the AT&T Executive Compensation Department expects to render its decision on the claim. If this notice is provided, the AT&T Executive Compensation Department may take up to an additional ninety (90) days (for a total of one hundred eighty (180) days after receipt of the claim) to render its decision on the claim.

 If the claim is denied by the AT&T Executive Compensation Department, in whole or in part, the AT&T Executive Compensation Department shall provide a written decision using language calculated to be understood by the Claimant and setting forth:  (i) the specific reason or reasons for such denial; (ii) specific references to pertinent provisions of this Plan on which such denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation of why such material or such information is necessary; (iv) a description of the
 Plan’s procedures for review of denied claims and the steps to be taken if the Claimant wishes to submit the claim for review; (v) the time limits for requesting a review of a denied claim under Section 9.3 and for conducting the review under Section 9.4; and (vi) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA if the claim is denied following review under Section 9.4.

9.3	Request for Review.

Within sixty (60) days after the receipt by the Claimant of the written decision on the claim provided for in Section 9.2, the Claimant may request in writing that the Administrative Committee review the determination of the AT&T Executive Compensation Department. Such request must be addressed to the Administrative Committee at the address for giving notice pursuant to Section 8.3. To assist the
Claimant in deciding whether to request a review of a denied claim or in preparing a request for review of a denied claim, a Claimant shall be provided, upon written request to the Administrative Committee and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim. The Claimant or his or her duly authorized representative may, but need not, submit a statement of the issues and comments in writing, as well as other documents, records or other information relating to the claim for consideration by the Administrative Committee. If the Claimant
does not request a review of the AT&T Executive Compensation Department’s decision by the Administrative Committee within such sixty (60)-day period, the Claimant shall be barred and estopped from challenging the determination of the AT&T Executive Compensation Department.

9.4	Review of Decision.

Review of Decision. Within sixty (60) days after the Administrator’s receipt of a request for review, the Administrative Committee will review the decision of the AT&T Executive Compensation Department. If the Administrative Committee determines that special circumstances require an extension of time beyond the initial sixty (60)-day review period, the Administrative Committee shall notify the Claimant in writing within the initial sixty (60)-day period and explain the special circumstances that require the extension and state the date by which the Administrative Committee expects to render its decision on the review of the claim.  If this notice is provided, the Administrative Committee may take up to an additional sixty (60) days (for a total of one hundred twenty (120) days after receipt of the request for review) to render its decision on the review of the claim.

During its review of the claim, the Administrative Committee shall:

(a)
Take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial review of the claim conducted pursuant to Section 9.2;

(b)	Follow reasonable procedures to verify that its benefit determination is made in accordance with the applicable Plan documents; and

(c)
Follow reasonable procedures to ensure that the applicable Plan provisions are applied to the Participant to whom the claim relates in a manner consistent with how such provisions have been applied to other similarly-situated Participants.

After considering all materials presented by the Claimant, the Administrative Committee will render a decision, written in a manner designed to be understood by the Claimant. If the Administrative Committee denies the claim on review, the written decision will include (i) the specific reasons for the decision; (ii) specific references to the pertinent provisions of this Plan on which the decision is based; (iii) a statement that the Claimant is entitled to receive, upon request to the Administrative Committee and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim; and (iv) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA.

The Administrative Committee shall serve as the final review committee under the Plan and shall have sole and complete discretionary authority to administer, interpret, construe and apply the Plan provisions, and determine all questions of administration, interpretation, construction, and application of the Plan, including questions and determinations of eligibility, entitlement to benefits and the type, form and amount of any payment of benefits, all in its sole and absolute discretion. The Committee shall further have the authority to determine all relevant facts and related issues, and all documents, records and other information relevant to a claim conclusively for all parties, and in accordance with the terms of the documents or instruments governing the Plan. Decisions by the Administrative Committee shall be conclusive and binding on all parties and not subject to further review.

In any case, a Participant or Beneficiary may have further rights under ERISA. The Plan provisions require that Participants or Beneficiary pursue all claim and appeal rights described in this Section 9 before they seek any other legal recourse regarding claims for benefits.  In any case, a Participant or Beneficiary may have further rights under ERISA. The Plan provisions require that Participants or Beneficiary pursue all claim and appeal rights described in this Section 9 before they seek any other legal recourse regarding claims for benefits.

Attachment A

LUMP SUM DISTRIBUTION AGREEMENT

This Lump Sum Distribution Agreement is made as of the ____ day of ______________, ____ by and between AT&T Inc. (“AT&T” or the “Company”) and _______________(“Participant”).  Unless otherwise indicated herein, capitalized words used herein shall have the same meaning ascribed to such words in the 2005 Supplemental Employee Retirement Plan (the “Plan” or SERP”).

WHEREAS, Participant is a Participant in the Plan, which is sponsored by the Company;

WHEREAS, pursuant to the Plan, Participant executed an Agreement, governing Participant’s benefits in the Plan;

WHEREAS, Participant’s Agreement provides for the distribution of his benefits in the form of a lump sum, payable one hundred percent (100%) upon the six (6) month anniversary of his Termination of Employment provided that Participant is age sixty (60) or older as of the date of his Termination of Employment and Participant agrees not to compete with an Employer Business;

NOW, THEREFORE, the parties hereto, for good and valuable consideration, the sufficiency of which is hereby acknowledged, hereby agree as follows:

1.	If Participant is age sixty (60) or over as of the date of his Termination of Employment, Company shall pay to Participant his benefits under the Plan in the form of a lump sum distribution, one one hundred percent (100%) of which shall be paid upon the six (6) month anniversary of Participant’s Termination of Employment.

2.
In exchange for the right to receive the payment described in Paragraph 1, above, Participant acknowledges and agrees to the terms and conditions of Section 8.2 of the Plan in the form attached hereto.

3.
Participant acknowledges and agrees that he shall promptly return to the Company and forfeit all consideration previously received pursuant to this Lump Sum Distribution Agreement, specifically the payment referred to in Paragraph 1, if he violates the provisions of Paragraph 2.

4.
Participant may submit a description of any proposed activity that could arguably violate Section 8.2 of the Plan in writing to AT&T and AT&T shall advise Participant in writing within fifteen (15) business days whether such proposed activity would constitute engaging in competition with an Employer business, within the meaning of this Lump Sum Distribution Agreement.

5.
It is hereby specifically agreed that the terms of this Lump Sum Distribution Agreement shall be kept strictly confidential and that neither party shall, except as necessary for performance of the terms hereof or as specifically required by law, disclose the existence of this Lump Sum Distribution Agreement or any of its terms to third persons without the express consent of the other party.

1

Attachment A

6.
Participant agrees that for any breach or threatened breach of any of the provisions of this Lump Sum Distribution Agreement by Participant, including but not limited to the provisions in Section 8.2 of the Plan, incorporated herein pursuant to Paragraph 2 of this Lump Sum Distribution Agreement, the Company shall have no adequate legal remedy, and in addition to any other remedies available, including the repayment and forfeiture remedies described in Paragraph 3, a restraining order and/or an injunction may be issued against Participant to prevent or restrain any such breach.

7.
Any notice required hereunder to be given by either party will be in writing and will be deemed effectively given upon personal delivery to the party to be notified, or five (5) days after deposit with the United States Post Office by certified mail, postage prepaid, to the other party at the address set forth below, or to such other address as either party may from time to time designate by ten (10) days advance written notice pursuant to this Paragraph.

8.
In the event any provision of this Lump Sum Distribution Agreement is held invalid, void, or unenforceable, the same shall not affect in any respect whatsoever the validity of any other provision of this Lump Sum Distribution Agreement, except that should any part of the non-compete provisions of Paragraph 2 of this Agreement be held invalid, void, or unenforceable as applicable to and as asserted by Participant, this Lump Sum Distribution Agreement, at the Company's option, may be declared by the Company null and void.  If this Lump Sum Distribution Agreement is declared null and void by Company pursuant to the provisions of this Paragraph, Participant shall return to Company all consideration previously received pursuant to this Lump Sum Distribution Agreement.

AT&T Inc.

By: Senior Executive Vice
   President-Human Resources
       208 S. Akard
       Dallas, Texas  75202

Date                                                                           Date

2

Attachment B

“Immediate Annuity Value of any AT&T or affiliate Qualified Pensions” shall mean:

The annual amount of annuity payments that would be paid out of the qualified defined benefit pension plan sponsored by AT&T or an AT&T affiliate in which the Participant participates on a single life, level payment annuity basis assuming payment of such qualified defined benefit pension plan benefit commenced immediately upon the Participant’s Termination of Employment, notwithstanding the form of payment of such qualified defined benefit pension plan’s benefit actually made to the Participant (i.e., joint and survivor annuity, lump sum, etc.) and notwithstanding the actual commencement date of the payment of such qualified defined benefit pension plan benefit.

1

Attachment C

Immediate Annuity Value of SRIP. "Immediate Annuity Value of SRIP" shall mean

An objectively determined amount as of December 31, 2008 equal to the annual amount of a level payment, single life with 10 year certain annuity benefit that would be paid to the Participant pursuant to the SRIP as it exists on December 31, 2008 assuming the Participant became eligible to receive a distribution of benefit payments under the SRIP on December 31, 2008, applying the Participant’s Final Average Earnings and Years of Service (both as defined in the SRIP) as of December 31, 2004 and the Participant’s age as of December 31, 2008, notwithstanding the form of payment of the SRIP benefit that would actually be made to the Participant (i.e., joint and survivor annuity, lump sum, etc.) and notwithstanding the actual commencement date of the payment of such SRIP benefit.

1

Attachment D

Attachment D to the AT&T 2005 Supplemental Employee Retirement Plan

Immediate Annuity Value of any AT&T or AT&T affiliate Non-Qualified Pensions other than SERP.  "Immediate Annuity Value of any AT&T or AT&T affiliate Non-Qualified Pensions other than SERP" shall mean with respect to a Participant, any one or more of the following, as applicable:

1.           For a Participant who is a participant in (or otherwise has a benefit in) the AT&T Pension Benefit Make Up Plan No. 1  (“PBMU No. 1”), the AT&T Pension Benefit Make Up Plan No. 2 (“PBMU No. 2”), the AT&T Inc. Management Mid-Career Hire Plan (the “Mid-Career Plan”), the Cingular Wireless SBC Executive Transition Pension Make Up Plan (the “Cingular Plan”) and/or the Pacific Telesis Group Executive Supplemental Cash Balance Pension Plan (“PTG Plan”) and is a Participant in the Plan on December 31, 2008:

An objectively determined amount as of December 31, 2008 equal to the annual amount of a level payment, single life annuity benefit that would be paid to the Participant pursuant to the PBMU No. 1, the PBMU No. 2, the Mid-Career Plan, the Cingular Plan, and/or the PTG Plan, as applicable, as they exist on December 31, 2008 assuming the Participant became eligible to receive a distribution of benefit payments under the PBMU No. 1, the PBMU No. 2, the Mid-Career Plan, the Cingular Plan, and/or the PTG Plan, as applicable, on December 31, 2008, notwithstanding the form of payment of the benefit that would actually be made to the Participant pursuant to the PBMU No. 1, the PBMU No. 2, the Mid-Career Plan, the Cingular Plan, and/or the PTG Plan, (i.e., 10-year certain annuity, lump sum, etc.) and notwithstanding the actual commencement date of the payment of such PBMU No. 1, PBMU No. 2, the Mid-Career Plan, the Cingular Plan, and/or PTG Plan benefit.

2.           For a Participant who is a participant in (or otherwise has a benefit in) the PBMU No. 1, the PBMU No. 2, the Mid-Career Plan, the Cingular Plan, and/or the PTG Plan and has a SERP Effective Date after December 31, 2008:

An objectively determined amount as of the Participant’s SERP Effective Date equal to the annual amount of a level payment, single life annuity benefit that would be paid to the Participant pursuant to the PBMU No. 1, the PBMU No. 2, the Mid-Career Plan, the Cingular Plan, and/or the PTG Plan, as applicable, as they exist on the Participant’s SERP Effective Date assuming the Participant became eligible to receive a distribution of benefit payments under the PBMU No. 1, the PBMU No. 2, the Mid-Career Plan, the Cingular Plan, and/or the PTG Plan, on his or her SERP Effective Date, notwithstanding the form of payment of the benefit that would actually be made to the Participant pursuant to the PBMU No. 1, the PBMU No. 2, the Mid-Career Plan, the Cingular Plan, and/or the PTG Plan (i.e., 10-year certain annuity, lump sum, etc.) and notwithstanding the actual commencement date of the payment of such PBMU No. 1, PBMU No. 2, the Mid-Career Plan, the Cingular Plan, and/or PTG Plan benefit.

1

Attachment D

3.           For a Participant who is a participant in (or otherwise has a benefit in) the BellSouth Corporation Supplemental Executive Retirement Plan (the “BellSouth Plan”) and is a Participant in the Plan on December 31, 2008:

An objectively determined amount as of December 31, 2008 equal to the annual amount of a level payment, single life annuity benefit that would be paid to the Participant pursuant to the BellSouth Plan as it exists on December 31, 2008 assuming the Participant became eligible to receive a distribution of benefit payments under the BellSouth Plan on December 31, 2008, but applying the Participant’s age and years of service as if the Participant remained employed through the fourth anniversary of his or her SERP Effective Date and the Participant’s Included Earnings (as defined in the BellSouth Plan) as of December 31, 2008, notwithstanding the form of payment of the BellSouth Plan’s benefit that would actually be made to the Participant (i.e., joint and survivor annuity, lump sum, etc.) and notwithstanding the actual commencement date of the payment of such BellSouth Plan benefit.

4.           For a Participant who is a participant in (or otherwise has a benefit in) the BellSouth Plan and has a SERP Effective Date after December 31, 2008:

An objectively determined amount as of the Participant’s SERP Effective Date equal to the annual amount of a level payment, single life annuity benefit that would be paid to the Participant pursuant to the BellSouth Plan as it exists on the Participant’s SERP Effective Date assuming the Participant became eligible to receive a distribution of benefit payments under the BellSouth Plan on his or her SERP Effective Date (applying the Participant’s age, years of service and Included Earnings (as defined in the BellSouth Plan) as of the Participant’s SERP Effective Date), notwithstanding the form of payment of the BellSouth Plan’s benefit that would actually be made to the Participant (i.e., joint and survivor annuity, lump sum, etc.) and notwithstanding the actual commencement date of the payment of such BellSouth Plan benefit.

2

Attachment D

5.           For a Participant who is a participant in (or otherwise has a benefit in) the AT&T Corp. Long Term Disability and Survivor Protection Plan (“LTDSPP”) and is entitled to a nonqualified defined benefit from the LTDSPP, the AT&T Corp. Excess Benefit and Compensation Plan, (“Excess Plan”), and/or the AT&T Corp. Non-Qualified Pension Plan (“NQPP”) and is a Participant in the Plan on December 31, 2008 (the Participant’s election as to the time and form of benefits under these plans is identical to such election under this Plan):

The benefit payments paid pursuant to the LTDSPP (nonqualified defined benefit only), Excess Plan, and/or the NQPP, as applicable, commencing at the actual time and pursuant to the actual form such benefit payments are made from the LTDSPP, Excess Plan, and/or the NQPP, as applicable.

6.           For a Participant who is a participant in (or otherwise has a benefit in) the LTDSPP and is entitled to a nonqualified defined benefit from the LTDSPP, the Excess Plan, and/or the NQPP and has a SERP Effective Date after December 31, 2008:

An objectively determined amount as of the Participant’s SERP Effective Date equal to the annual amount of a level payment, single life annuity benefit that would be paid to the Participant pursuant to the LTDSPP (nonqualified defined benefit only), the Excess Plan, and/or the NQPP, as applicable, as they exist on the Participant’s SERP Effective Date assuming the Participant became eligible to receive a distribution of benefit payments under the AT&T Corp. LTDSPP (nonqualified defined benefit only), the Excess Plan, and/or the NQPP, on his or her SERP Effective Date, notwithstanding the form of payment of the benefit that would actually be made to the Participant pursuant to the LTDSPP (nonqualified defined benefit only), the Excess Plan, and/or the NQPP (i.e., 10-year certain annuity, lump sum, etc.) and notwithstanding the actual commencement date of the payment of such the AT&T Corp. LTDSPP (nonqualified defined benefit only), the Excess Plan, and/or the NQPP benefit.

3

Attachment E

Attachment E applies with respect to any Participant who:

•	Became a Participant in the 2005 AT&T Supplemental Executive Retirement Plan on or before December 31, 2008;
•	Is a participant in the BellSouth Corporation Supplemental Executive Retirement Plan; and
•	Attained the age of fifty-four (54) on or before March 1, 2007; and
•	Realizes a Termination of Employment on or after January 1, 2009.

Upon Termination of Employment, such Participant’s Plan benefit shall equal the greater of his or her benefit determined in accordance with Section 3 of the Plan or this Attachment E.

A.           Definitions.  Solely for purposes of this Attachment E, the following words shall have the meanings as provided in this Attachment E.  Any other capitalized word, not otherwise defined in this Attachment E, shall have the meaning as provided in Section 2 of the Plan.

1.	The term "Annual Bonus Award" shall mean the bonus amount paid annually to an Attachment E Participant that is included in the calculation of pension benefits under the Pension Plan.

2.	The term “Attachment E Participant” shall mean any Participant to whom Attachment E applies as described in the first paragraph of this Attachment E.

3.	The terms "BellSouth Corporation" and "Company" shall mean BellSouth Corporation, a Georgia corporation, or its successors.

4.
The term "Included Earnings" shall mean the 12 month average of the sum of (1) the last sixty (60) months of base pay, plus (2) the Annual Bonus Awards payable during or after that sixty (60) month period; provided, however, Included Earnings shall not include base pay or Annual Bonus Awards earned after March 1, 2011.  The amounts of base pay and other payments used to determine Included Earnings as described above include all amounts during the specified period including those amounts previously deferred pursuant to other plans.  If an Attachment E Participant terminates employment while eligible for a benefit under this Attachment E and thereafter receives Included Earnings, these additional Included Earnings shall be deemed to have been paid as of the date of the Attachment E Participant’s Termination of Employment, and the amount of benefit payable under this Attachment E shall be corrected accordingly.

1

Attachment E

5.
The term “Merger” shall mean the merger, pursuant to the Agreement and Plan of Merger dated as of March 4, 2006 (the “Merger Agreement”), by and among BellSouth, AT&T Inc. (“AT&T”), and ABC Consolidation Corp., a Georgia corporation and wholly-owned subsidiary of AT&T (“Merger Sub”), pursuant to which, at the “Effective Time” (as defined in the Merger Agreement), BellSouth was merged with and into the Merger Sub.

6.	The term "Pension Plan" shall mean the BellSouth Personal Retirement Account Pension Plan as in effect on the date of the Merger.

7.
The term "Standard Annual Bonus" shall mean the Attachment E Participant’s Target Award under the AT&T 2006 Incentive Plan or the AT&T Short Term Incentive Plan and for periods of time prior to the Attachment E Participant’s participation in the AT&T 2006 Incentive Plan or the AT&T Short Term Incentive Plan, Standard Annual Bonus shall mean an amount determined by applying a target percentage of an Attachment E Participant’s base pay rate as determined by the annual compensation plan and the Attachment E Participant’s job or pay grade.

8.
The term "Vesting Service Credit", except as expressly limited or otherwise provided in this Attachment E or under an individual Attachment E Participant’s employment-related agreement with the Company, shall have the same meaning as is attributed to such term under the Pension Plan and shall be interpreted in the same manner as that term is interpreted for purposes of the Pension Plan; provided, however, Vesting Service Credit shall not include any period of time on or after March 1, 2011.

2

Attachment E

B.           Benefit Amount.  An Attachment E Participant’s benefit under this Attachment E shall be determined as follows:

The aggregate annualized benefit of each Attachment E Participant shall be determined by adding the sum of two percent (2%) of Included Earnings for each year of the Attachment E Participant's Vesting Service Credit for the first twenty years, plus one and one-half percent (1.5%) of Included Earnings for each year of the Attachment E Participant's Vesting Service Credit for the next ten years, plus one percent (1%) of Included Earnings for each year of the Attachment E Participant's Vesting Service Credit for each additional year up to the month in which the Attachment E Participant retires less (1) 100% of the Primary Social Security benefit payable at age 65, (2) 100% of the retirement benefit (unreduced for survivor annuity) payable from the Pension Plan (as defined below), and (3) 100% of the benefit payable from the BellSouth Corporation Supplemental Executive Retirement Plan (as defined below).

a.           The benefit reduction to be applied for the benefit payable from the Pension Plan shall be the amount of such benefit that would be payable on the date that benefits are eligible to be paid (or become payable) under the Plan, or, if earlier, March 1, 2011 (regardless of the Attachment E Participant’s actual pension commencement date under the Pension Plan) and determined assuming that the Attachment E Participant elected a single life annuity (regardless of the actual form of benefit elected under the Pension Plan).

        The benefit reduction to be applied for the benefit payable from the BellSouth Corporation Supplemental Executive Retirement Plan shall be an objectively determined amount as of December 31, 2008 equal to the annual amount of a level payment, single life annuity benefit that would be paid to the Attachment E Participant pursuant to the BellSouth Supplemental Executive Retirement Plan as it exists on December 31, 2008 assuming the Attachment E Participant became eligible to receive a distribution of benefit payments under the BellSouth Supplemental Executive Retirement Plan on December 31, 2008, but applying the Attachment E Participant’s age and years of service as of March 1, 2011 and the Attachment E Participant’s Included Earnings as of December 31, 2008, notwithstanding the form of payment of the BellSouth Supplemental Executive Retirement Plan’s benefit that would actually be made to the Attachment E Participant (i.e., joint and survivor annuity, lump sum, etc.) and notwithstanding the actual commencement date of the payment of such BellSouth Supplemental Executive Retirement Plan benefit.

3

Attachment E

b.           The benefit amount determined in accordance with this Attachment E (expressed as an annuity) at the time of the Attachment E Participant’s Termination of Employment shall not be less than the benefit that would have been payable to the Attachment E Participant if the Attachment E Participant had a Termination of Employment on any prior December 31 (using pay, service, offsets and all factors applicable on the previous dates and assuming an immediate benefit commencement).

c.           The benefit amount determined in accordance with this Attachment E shall be reduced (before the offset for benefits under the Pension Plan) by one-quarter percent (0.25%) for each calendar month or part thereof by which the Attachment E Participant’s Termination of Employment precedes his or her 62nd birthday.

4

Attachment F

SPECIAL PROVISIONS APPLICABLE TO NAMED PARTICIPANTS

I.
SCOPE OF ATTACHMENT

1.1
The provisions of this Attachment apply to specifically named Participants (a “Named Participant”).  To the extent the provisions of this Attachment conflict with other provisions of the Plan, this Attachment will control with respect to the named Participants.

1.2	Capitalized terms used in this Attachment shall have the meaning assigned to such terms in the Plan, unless defined otherwise in this Attachment F or the context clearly indicates to the contrary.

1.3
As of the Determination Date, a Named Participant’s Target Retirement Benefit shall be converted to a lump sum amount (“Target Retirement Cash Balance Account”), to which interest credits shall be applied.  At the Named Participant’s Termination of Employment, the lump sum account balance (including interest credits) shall be converted to a Life with 10 Year Certain SERP Benefit for purposes of applying any applicable offsets and the net benefit shall then be converted, as applicable, to the Benefit Payout Alternative elected by the Named Participant.

II.

2.1
Target Retirement Cash Balance Account.  The SERP Benefit formula of Plan Section 3.1 shall be applied using the following elements for the Named Participant as of the Determination Date, except in the case of the named Participant’s earlier Termination of Employment, to determine the Named Participant’s Target Retirement Cash Balance Account:

Named Participant:	Determination Date	Service Factor Determined as of:	Final Average Earnings Determined as of:	Age Discount Determined as of:	Applicable Interest Rate and Mortality Table
Randall Stephenson	December 31, 2012	December 31, 2012	June 30, 2010	December 31, 2012	5.8%; 2011 Applicable PPA Mortality Rates

1

Attachment F

2.2
Interest Credits.  From and after the Determination Date, the SEVP-HR shall maintain a record of each Named Participants’ Target Retirement Cash Balance Account.  During such period of time that all or any portion of a Named Participant’s Target Retirement Cash Balance Account is not paid, interest shall be credited at the Applicable Interest Rate.

2.3	Action at Named Participant’s Termination of Employment. Upon Termination of Employment:

(a)
a Named Participant’s Target Retirement Cash Balance Account, as adjusted for interest credits, shall be converted to an equivalent Life with a 10-Year Certain Benefit (as described in Plan Section 4.2(a)).  For purposes of such conversion, the Applicable Interest Rate and Mortality Table in the table above shall apply; provided, however, the Named Participant’s age on his or her Termination of Employment date shall apply.

(b)
The resulting Life with a 10-Year Certain Benefit shall be offset by the amounts described in Plan Section 3.1 (such as other pension values and age discount) to obtain the Annual Value of Life with 10 Year Certain SERP Benefit payable as a result of Termination of Employment.

(c)
The Named Participant’s Annual Value of Life with 10 Year Certain SERP Benefit payable as a result of Termination of Employment shall be converted, as necessary, to the actuarial equivalent of the Benefit Payout Alternative elected by the Named Participant using the Applicable Interest Rate and Mortality Table in the table above; provided, however, the Named Participant’s age on his Termination of Employment date shall apply.

2

Attachment G

PROVISIONS APPLICABLE TO NAMED PARTICIPANTS

TRANSFERRING TO EMPLOYMENT WITH YP HOLDINGS LLC

I.
SCOPE OF ATTACHMENT

1.1
On April 7, 2012, AT&T reached an agreement to sell its Advertising Solutions (AS) business to Cerberus Capital Management, L.P. pursuant to an agreement entitled the “Purchase Agreement by and between AT&T Inc. and Congo Buyer LLC” (with this transaction known as the “YP Transaction”). The closing of the YP Transaction shall be referred to as the “Closing.”  The provisions of this Attachment G apply to specifically named Participants (see section 1.3, below) who, as part of the YP Transaction, cease employment at an AT&T controlled group company and transfer employment to YP Holdings LLC (“YP Holdings”) at Closing.  A Participant specifically named in Section 1.3, below shall be referred to herein as a “Named YP Participant”.  To the extent the provisions of this Attachment G conflict with other provisions of the Plan, this Attachment will control with respect to a Named YP Participant.

1.2	Capitalized terms used in this Attachment shall have the meaning assigned to such terms in the Plan, unless defined otherwise in this Attachment G or the context clearly indicates to the contrary.

1.3	Named YP Participant shall mean Gale Wickham.

II.
PROVISIONS FOR NAMED YP PARTICIPANTS

2.1
In compliance with Code section 409A, a Termination of Employment will not occur for a Named YP Participant as a result of the Closing for purposes of Plan Section 6, “Payment of Benefits.”  However, a Named YP Participant realizes a Termination of Employment at Closing for other purposes under the Plan, including for purposes of determining the Named YP Participant’s Final Average Earnings and, absent the provisions of this Attachment G, Years of Service.

2.2	Years of Service under the Plan shall include a Named YP Participant’s actual years of service with YP Holdings, up to a maximum of four years from the Closing.

1

Attachment G

2.3
Furthermore, if the Plan Administrator determines that a Named YP Participant’s employment was involuntarily terminated by YP Holdings for any reason other than for cause within the four year period immediately following the Closing, then the Named YP Participant shall be deemed to have completed 30 Years of Service under the Plan.  For purposes of clarity, if the Named YP Participant is involuntarily terminated for cause or voluntarily terminates his employment (as determined by the Plan Administrator), then his actual service with YP Holdings through the time of such termination will be recognized by the Plan for the purposes described above in Section 2.2.

2.4
The Named YP Participant’s age upon his actual termination of employment from YP Holdings will be used to determine the Age Discount, if any, as well as eligibility for the Named YP Participant’s elected Benefit Payout Alternatives.

2